As filed with the Securities and Exchange Commission on September 23, 2010
Registration No. 333-168699

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3
to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PennyMac Mortgage Investment Trust
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

27-0186273
(I.R.S. Employer Identification No.)

27001 Agoura Road
Calabasas, California 91301
(818) 224-7442
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff Grogin
Chief Legal Officer and Secretary
PennyMac Mortgage Investment Trust
27001 Agoura Road
Calabasas, California 91301
(818) 224-7442
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to: Edward J. Fine J. Gerard Cummins Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [√]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [√]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee and the FINRA filing fee are estimates.

SEC Registration Fee	$35,650
FINRA Filing Fee	50,500
Printing Expenses	10,000*
Accounting Fees and Expenses	10,000*
Legal Fees and Expenses	75,000*
Miscellaneous Expenses	15,000*
Total	$196,150
__________________
* Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The registrant’s declaration of trust contains such a provision and limits the liability of the registrant’s trustees and officers to the maximum extent permitted by Maryland law.

The registrant’s declaration of trust authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the registrant’s trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The registrant’s declaration of trust and bylaws also permit the registrant to indemnify and advance expenses to any person who served any predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant. The registrant has entered into a separate indemnification agreement with each of its trustees and executive officers that address similar matters, as described below.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification even though the director or officer did not meet the prescribed standard of conduct. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant entered into customary indemnification agreements with each of its trustees and executive officers that obligate the registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements require the registrant to indemnify the trustee or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with any proceeding to which the indemnitee is, or is threatened to be, made a party, or in which the indemnitee otherwise becomes involved (including as a witness), by reason of the indemnitee’s service to the registrant as a trustee or officer or in certain other capacities. However, the indemnitee will not be entitled to indemnification if the proceeding was brought by or in the right of the registrant and the indemnitee is adjudged to be liable to the registrant or it is established that one of the other prohibitions on indemnification under Maryland law exists.

In addition, the indemnification agreements require the registrant to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the registrant.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

4.1
Declaration of Trust of PennyMac Mortgage Investment Trust, as amended and restated (incorporated by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.2	Bylaws of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 3.2 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.3
Specimen Common Share Certificate of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 4.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.4*	Articles Supplementary with respect to any preferred shares issued pursuant to this registration statement.

4.5*	Specimen of preferred share certificate.

4.6*	Form of Warrant Agreement.

4.7*	Form of Warrant.

5.1**	Opinion of Venable LLP as to the legality of the securities being offered.

8.1**	Opinion of Sidley Austin LLP as to certain tax matters.

12.1***	Statement of computation of ratios or earnings to fixed charges and preferred share distributions.

23.1	Consent of Deloitte & Touche LLP.

23.2**	Consent of Venable LLP (included in Exhibit 5.1).

23.3**	Consent of Sidley Austin LLP (included in Exhibit 8.1).

24.1**	Power of Attorney.
________________
*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

**	Previously filed.

***	Because there were no fixed charges in the periods presented and no preferred shares issued and outstanding, there were no ratios to calculate for such periods.

Item 17.     Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant herby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 23rd day of September, 2010.

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Anne D. McCallion
Name: Anne D. McCallion
Title: Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anne D. McCallion		September 23, 2010
Anne D. McCallion	Chief Financial Officer and Treasurer (principal financial officer)

*		September 23, 2010
Stanford L. Kurland	Chairman of the Board and Chief Executive Officer (principal executive officer)
*		September 23, 2010
David A. Spector	President, Chief Operating Officer
and Trustee

*		September 23, 2010
Gregory L. Hendry	Chief Accounting Officer

*		September 23, 2010
Matthew Botein	Trustee

*		September 23, 2010
Scott W. Carnahan	Trustee

*		September 23, 2010
Randall D. Hadley	Trustee

*		September 23, 2010
Clay A. Halvorsen	Trustee

*		September 23, 2010
Joel S. Marcus	Trustee

*		September 23, 2010
Stacey D. Stewart	Trustee

*		September 23, 2010
Mark Wiedman	Trustee

*		September 23, 2010
Frank P. Willey	Trustee

*By:	/s/ Anne D. McCallion		September 23, 2010
	Anne D. McCallion	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

4.1
Declaration of Trust of PennyMac Mortgage Investment Trust, as amended and restated (incorporated by reference to Exhibit 3.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.2	Bylaws of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 3.2 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.3
Specimen Common Share Certificate of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 4.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.4*	Articles Supplementary with respect to any preferred shares issued pursuant to this registration statement.

4.5*	Specimen of preferred share certificate.

4.6*	Form of Warrant Agreement.

4.7*	Form of Warrant.

5.1**	Opinion of Venable LLP as to the legality of the securities being offered.

8.1**	Opinion of Sidley Austin LLP as to certain tax matters.

12.1***	Statement of computation of ratios or earnings to fixed charges and preferred share distributions.

23.1	Consent of Deloitte & Touche LLP.

23.2**	Consent of Venable LLP (included in Exhibit 5.1).

23.3**	Consent of Sidley Austin LLP (included in Exhibit 8.1).

24.1**	Power of Attorney.
________________
*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

**	Previously filed.

***	Because there were no fixed charges in the periods presented and no preferred shares issued and outstanding, there were no ratios to calculate for such periods.